Exhibit No. 10.9

PDC ENERGY, INC.
2013 PERFORMANCE SHARE AGREEMENT
This Performance Share Agreement (hereinafter referred to as the "Agreement") dated January 16, 2013 is by and between PDC Energy. Inc., a Nevada Corporation (hereinafter referred to as the "Company") and _________________ (hereinafter referred to as "Executive").
ARTICLE I

PURPOSE OF AGREEMENT

1.1Purpose of Grant. Pursuant to the Company's 2010 Petroleum Development Corporation Long-Term Equity Compensation Plan (hereinafter referred to as the "Plan") and subject further to the terms and conditions herein set forth, the Company and Executive enter into this Agreement pursuant to which the Executive may earn Performance Shares. Each Performance Share represents the value of one share of $0.01 par value common stock of the Company. Upon the Company's achievement of pre-determined objectives for a specified performance period (hereinafter referred to as the "Performance Period"), the Company will distribute to the Executive a number of Shares equal to the number of Performance Shares earned by the Executive for the Performance Period.

1.2Committee Authority. The Plan is administered by the Compensation Committee of the Board (hereinafter referred to as the "Committee"). Under the Plan, the Committee has, among its other powers, the authority to determine the final payout under the Agreement.

ARTICLE 2

PERFORMANCE CONDITIONS

2.1Performance Period. Pursuant to this Agreement, the three year period beginning January 1, 2013 and ending on December 31, 2015 will be the Performance Period.

2.2Performance Award. Executive has a target of _______ Performance Shares (hereinafter referred to as the "Target Award") for the Performance Period. The range of Performance Shares which may be earned by the Executive for the Performance Period is -0- to ___________.

2.3Performance Metric. Subject to Section 2.7, Awards of Performance Shares will be paid out to the Executive, if at all, following the close of a Performance Period based upon Total Shareholder Return ("TSR") of the Company relative to TSR for the Peer Companies for such Performance Period (the "Performance Metric").

2.4Total Shareholder Return (TSR). For purposes of the Performance Metric, except as otherwise provided in Sections 2.8 and 2.9(a) below, TSR for a company, including the Company, will be:

(a)The result of:

(i)Average Share Price for the last twenty (20) business days of the Performance Period, minus

(ii)Average Share Price for the twenty (20) business days preceding the beginning of the Performance Period, plus

(iii)Dividends (cash or stock based on ex-dividend date) paid per share of company common stock over the Performance Period,

divided by
(b)Average Share Price for the twenty (20) business days preceding the beginning of the Performance Period.

2.5Average Share Price. For purposes of the TSR used in the Performance Metric, the "Average Share Price" means the average daily closing price of the shares on the NASDAQ Global Select Market (or if the company is not listed on the NASDAQ Global Select Market, then on the principal securities exchange on which such shares are tracked) as published by a reputable source over the relevant measuring period.

2.6Peer Companies. For purposes of the Performance Metric for the relevant Performance Period, the "Peer Companies" means the companies listed on Schedule A. Any Peer Company that ceases to be publicly traded entity on a recognized stock exchange during the Performance Period will be removed from the Peer Company list for the Performance Period. For the Performance Period no companies may be added to the list during the Performance Period.

2.7Award Determination. At the end of the Performance Period, the Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period from the highest TSR being number 1 to the lowest TSR being the number of Peer Companies, including the Company, remaining in the group at the end of the Performance Period. Based on the Company's relative TSR rank among the Peer Companies for the Performance Period, Executive will have earned Performance Shares as determined by the Company's rank as follows:

•	If the Company is ranked number 1, 200% of the Target Award

•	If the Company is ranked at the 75th percentile of the Peer Companies, including the Company, 150% of the Target Award

•	If the Company is ranked at the 50th percentile or median of the Peer Companies, including the Company, 100% of the Target Award

•	If the Company is ranked at the 25th percentile of the Peer Companies, including the Company, 50% of the Target Award

•	If the Company is ranked below the 25th percentile of the Peer Companies, including the Company, no award will be paid

If the Company is ranked between any of these payout levels, the percentage multiple of the Target Award will be interpolated based on the actual percentile ranking of the Company in relation to the payout levels. Notwithstanding the preceding, if the Company's overall TSR is negative, no more than one hundred percent (100%) of the Target Award will be paid to the Executive. Any partial shares will be rounded up to the next whole number.

2.8Termination of Continuous Service or Change in Control Prior to End of Performance Period.

(a)Voluntary or Involuntary Termination Prior to Change in Control. If the Executive voluntarily terminates Continuous Service or if the Company terminates the Executive's Continuous Service during the Performance Period, either of which occurs before a Change in Control, all Performance Shares will be immediately forfeited.

(b)Death or Disability. Notwithstanding Section 2.8(a), in the event of the death or Disability of the Executive during the Performance Period, either of which occurs before a Change in Control, the Executive (or estate) will receive a pro-rata payment (based on the number of completed months during the Performance Period compared to the total number of months in the Performance Period) based on actual results at the end of the Performance Period. Notwithstanding, if the triggering event is due to a death that occurs during the first two (2) years of the Performance Period, such pro-rata payment will be based on actual results through the date of death with the Performance Metric calculated with reference to the Average Share Price for the twenty (20) business days prior to the date of death.

(c)Change in Control. In the event of a Change in Control:

(1)If less than one-half of the Performance Period has elapsed with respect to an Award of Performance Shares, then one hundred percent (100%) of the Target Award for the Performance Period will be paid to the Executive.

(2)If at least one-half of the Performance Period has elapsed with respect to an Award of Performance Shares, then the Executive will receive the greater of (A) one hundred percent (100%) of the Target Award or (B) the percentage corresponding to the actual performance level achieved as of the date of the Change in Control.

(d)Continuous Service. For purposes of this Agreement, the term “Continuous Service” shall mean Executive's uninterrupted service to the Company or an Affiliate as an Employee or Non-Employee Director. The Committee shall determine in its discretion whether and when Executive's Continuous Service has ended (including as a result of any leave of absence); provided, however, that Executive's Continuous Service shall not be deemed to have ended in the event Executive retires or otherwise terminates as an Employee but continues to perform services as a Non-Employee Director.

2.9Payment of Performance Shares.

(a)Performance Shares earned for the Performance Period will be issued to the Executive only following the Committee's formal review and certification of the actual TSR performance results for the Performance Period.

(b)Performance Shares payable to an Executive pursuant to Section 2.3 following the last day of a Performance Period will be paid in a lump sum distribution of Shares to the Executive on the seventy-fourth (74th) day following the last day of the Performance Period.

(c)Performance Shares payable to an Executive pursuant to Section 2.8(b) will be paid in a lump sum distribution of Shares to the Executive on the seventy-fourth (74th) day following the last day of the Performance Period, except that in the case of a death during the first two (2) years of the Performance Period, payment will be made on the seventy-fourth (74th) day following the date of death.

(d)Performance Shares payable to an Executive pursuant to Section 2.8(c) following a Change in Control will be paid in a lump sum distribution of Shares to the Executive on the seventy-fourth (74th) day following the date of the Change in Control.

2.10Tax Withholding. Executive shall make arrangements with the Company to satisfy all applicable income and employment tax withholdings that may result from the issuance of Shares hereunder, which withholdings may be satisfied (at the election of Executive made prior to the payment date): (i) by Executive paying to the Company directly in cash the amount of such withholdings, (ii) by having the Company withhold from Shares paid to Executive a number of Shares necessary to satisfy such tax withholding obligations, or (iii) by a combination of the foregoing methods; provided, however, that in the absence of an affirmative election by Executive prior to the payment date, the Company shall satisfy such tax obligations pursuant to subsection (ii), above.

2.11Dividend Equivalents. Executive shall be entitled to a cash payment with respect to each Performance Share earned and payable under this Agreement in an amount equal to the ordinary cash dividends that would have been payable to Executive had Executive been the owner of an actual Share of stock (as opposed to a Performance Share) from the first date of the Performance Period through the date the Performance Share is paid. Such cash payment shall be made in a single lump sum on the date on which payment is made in respect of the related Performance Share pursuant to Section 2.9.

2.12Stockholder Rights. An Executive will not have any voting or other stockholder rights with respect to any Performance Shares. Executive shall have full stockholder rights with respect to Shares issued as payment for Performance Shares pursuant to Section 2.9.

2.13Fractional Shares. The Company will not be required to issue any fractional Shares pursuant to this Agreement. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

ARTICLE 3

GENERAL

3.1Capitalized Terms. All capitalized terms shall have the meeting ascribed to them under this Agreement or, if not otherwise defined in this Agreement, then such capitalized terms will have the meaning ascribed to them under the Plan.

3.2Construction. The provisions of this Agreement will be construed in a manner consistent with the Plan. In the event of any inconsistency between the terms of the Agreement and the terms of the Plan, the terms of the Plan will control.

3.3Compliance with Section 409A of the Internal Revenue Code. This Agreement and all payments made hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code and this Agreement shall be interpreted accordingly.

IN WITNESS WHEREOF, the Company and Executive hereby execute this Agreement to be effective as of the day and year first above written.
ATTEST:
[Corporate Seal]                PDC ENERGY, INC.

____________________________________    By: _____________________________________
Sue Sander

Date:______________________

EXECUTIVE

____________________________________    __________________________________________________
Witness                    Signature

Date:______________________

Please sign, date and return the signed agreement immediately to Sue Sander. If you are not in the office, please fax or email by PDF immediately to Sue Sander.

SCHEDULE A
PEER COMPANIES
The following 16 companies compromise the Peer Companies for the 2013 - 2015 Performance Period:

•	Berry Petroleum Company

•	Bill Barrett Corporation

•	Carrizo Oil & Gas, Inc.

•	Comstock Resources, Inc.

•	EXCO Resources, Inc.

•	Forest Oil Corporation

•	Goodrich Petroleum Corporation

•	Laredo Petroleum Holdings, Inc.

•	Magnum Hunter Resources Corp.

•	Penn Virginia Corp.

•	PetroQuest Energy, Inc.

•	Quicksilver Resources, Inc.

•	Resolute Energy Corporation

•	Rosetta Resources Inc.

•	Stone Energy Corporation

•	Swift Energy Company